Exhibit 99.1

For Immediate Release

Investor Contact:	Melissa Rose
877-645-6464

Media Contact:	Erin Somers
410-953-2405

MAGELLAN HEALTH SERVICES REPORTS

THIRD QUARTER 2004 FINANCIAL RESULTS

Company Amends Credit Agreement

FARMINGTON, Conn. — October 29, 2004 — Magellan Health Services, Inc. (Nasdaq:MGLN) today reported operating results for the third quarter and nine months ended September 30, 2004.  The Company also announced that it has amended its credit agreement.

Financial Results

For the quarter ended September 30, 2004, Magellan reported net revenues of $458.0 million and net income of $26.6 million, or $0.73 per diluted common share, compared with net revenues of $373.7 million and a net loss of $(50.2) million, or $(1.42) per diluted common share, for the prior year quarter.  The Company’s segment profit (net revenue less salaries, cost of care and other operating expenses plus equity in earnings of unconsolidated subsidiaries) for the current year quarter was $65.4 million versus $43.5 million for the prior year quarter.

For the nine months ended September 30, 2004, the Company reported net revenues of $1,350.2 million and net income of $67.9 million, or $1.87 per diluted common share.  For the prior year period, the Company reported net revenues of $1,173.0 million and a net loss of $(48.2) million, or $(1.47) per diluted common share.  Year-to-date segment profit for 2004 was $173.6 million versus $124.1 million for the first nine months of 2003.

The Company ended the quarter with $313.9 million in unrestricted cash and cash equivalents.  Cash flow from operations for the nine months ended September 30, 2004 was $88.3 million compared to $140.5 million in the prior year period.  Cash flow from operations for the current nine months includes net payments of $66.1 million for liabilities related to the Company’s Chapter 11 proceedings; excluding the impact of the payment of these liabilities, cash flow from operations for the nine months ended September 30, 2004 was $154.4 million.  The Company has not drawn on its $50.0 million revolving credit facility.

See the attached tables detailing the Company’s operating results.

Steven J. Shulman, chairman and CEO, said, “Again this quarter, Magellan produced very strong financial results, reflecting the effects of diligent management of our core business and success in realizing operational efficiencies.  Throughout the quarter, we remained focused on the key areas of customer retention, cost management and product innovation and I am pleased with our progress to date on these Company objectives.”

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Chief Financial Officer Mark S. Demilio added, “The major drivers of our third quarter results were continued effective management of administrative costs, contract settlements related to prior years for certain customers, and continued ‘same-store’ membership growth.  These favorable factors were partially offset by increases in the cost of care.  As we noted last quarter, we experienced a low annual care cost trend through June due to our care cost reduction efforts and we anticipated the annual trend would increase in the second half of the year.  However, our annual trend through September increased slightly more than we expected.”

Amended Credit Agreement

Earlier this week, the Company’s credit agreement, which provides for term loans, a revolving credit facility and a credit-linked facility for the issuance of letters of credit, was amended to reduce the annual interest rate on the term loans and to reduce the commitment fee on the credit-linked facility, each by 1.25 percent.  The amendment also eliminates certain prepayment requirements and amends a number of restrictions on the Company’s ability to repurchase or refinance its Senior Notes, make investments or incur debt pertaining to letters of credit.  In addition, the Company reduced the credit-linked facility from $80 million to $50 million in September 2004.

Commenting on the agreement, Shulman noted, “Magellan’s ability to successfully amend the credit agreement is testament to the strength of our balance sheet. With the interest rate savings and additional flexibility it affords, Magellan’s financial position is stronger yet, which positions the Company even more effectively for long-term success.”

Outlook

The Company previously provided guidance of segment profit for 2004 in the range of $210 million to $230 million.  As a result of its third quarter performance, the Company now expects to generate full-year segment profit in the upper half of its guidance range.

“With the mitigated care cost trend resulting from our care management initiatives, this year has been exceptional from an underwriting perspective, which has contributed to our strong earnings performance to date,” said Shulman.  “Because we are committed to creating and maintaining mutually beneficial relationships with customers, we will approach pricing in 2005 so as to achieve sustainable margins while also remaining competitive in the marketplace.  This approach, combined with our product development efforts, cost management and operational improvement initiatives, will position the Company to retain the long-term business relationships that form the platform for our growth strategy in the coming years.”

Earnings Results Conference Call

A conference call will be held to discuss the earnings at 10:00 a.m. Eastern time on Friday, October 29. To participate in the call, interested parties should call 1-888-390-4698 and reference the passcode Third Quarter Earnings and conference leader Steve Shulman approximately 15 minutes before the start of the call.

The conference call also will be available via a live Webcast at Magellan’s investor relations page at www.MagellanHealth.com.

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A taped replay of the conference call will be available from approximately 12:00 noon Eastern time on Friday, October 29, until 12:00 midnight on Friday, November 5. The call-in numbers for the replay are 1-800-925-0264 and 1-402-998-1633 (from outside the U.S.).

Those who plan to listen to the call and/or Webcast are encouraged to read Magellan’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission on March 30, 2004, including the discussion of risk factors.  In addition, listeners are encouraged to read all other 2003 and 2004 reports filed with the Securities and Exchange Commission, including but not limited to the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 29, 2004, to learn about Magellan’s historical operational and financial results.

About Magellan:  Headquartered in Farmington, Conn., Magellan Health Services (Nasdaq:MGLN) is the country’s leading managed behavioral health care organization.  Its customers include health plans, corporations and government agencies.

Safe Harbor Statement:  Certain of the statements made in this press release including, without limitation, statements regarding estimates of future financial performance, expectations concerning future investment and growth, execution of the Company’s business strategy, results of operations and other matters constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management’s current expectations and are subject to known and unknown uncertainties and risks which could cause actual results to differ materially from those contemplated or implied by such forward-looking statements including election of certain of the Company’s health plan customers to manage the behavioral health care services of their members directly; renegotiation of rates paid to and/or by the Company by customers and/or to providers; higher utilization of behavioral health treatment services by members; delays, higher costs or inability to implement the Company’s initiatives; termination or non-renewal of contracts by customers; the impact of new or amended laws or regulations; governmental inquiries and/or litigation; the impact of increased competition on ability to maintain or obtain contracts; the impact of increased competition on rates paid to or by the Company; and other factors.  Any forward-looking statements made in this document are qualified in their entirety by the complete discussion of risks set forth under the caption “Cautionary Statements” in Magellan’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission on March 30, 2004.  Segment profit information referred to in this press release may be considered a non-GAAP financial measure, and further information regarding this measure, including a reconciliation to GAAP, is included in Magellan’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 to be filed with the Securities and Exchange Commission today.

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MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Predecessor Company	Reorganized Company	Predecessor Company	Reorganized Company
	Three Months Ended September 30, 2003	Three Months Ended September 30, 2004 (1)	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2004 (1)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net revenue	$373,707	$457,954	$1,172,951	$1,350,234

Costs and expenses:
Salaries, cost of care and other operating expenses	331,587	394,374	1,052,002	1,182,181
Equity in earnings of unconsolidated subsidiaries	(1,362)	(1,863)	(3,161)	(5,561)
	330,225	392,511	1,048,841	1,176,620
Segment profit	43,482	65,443	124,110	173,614

Depreciation and amortization	11,593	10,712	36,265	31,478
Goodwill impairment charges	28,780	—	28,780	—
Interest expense (Contractual interest of $26,392 and $79,610 for the three months and nine months ended September 30, 2003, respectively)	4,748	9,109	31,474	27,499
Interest income	(670)	(1,760)	(2,173)	(3,593)
Reorganization expense, net	4,540	—	32,245	—
Stock compensation expense	—	2,580	—	15,898
Special charges	3,230	1,770	5,322	4,304
	52,221	22,411	131,913	75,586
Income (loss) from continuing operations before income taxes and minority interest	(8,739)	43,032	(7,803)	98,028
Provision for income taxes	20,825	15,712	24,258	28,976
Income (loss) from continuing operations before minority interest	(29,564)	27,320	(32,061)	69,052
Minority interest	3	157	170	526
Income (loss) from continuing operations	(29,567)	27,163	(32,231)	68,526
Discontinued operations:
Income (loss) from discontinued operations (2)	(25,233)	(579)	(25,849)	(509)
Income (loss) on disposal of discontinued operations (3)	4,271	(28)	6,421	(99)
Reorganization benefit, net (4)	314	—	3,481	—
	(20,648)	(607)	(15,947)	(608)
Net income (loss)	(50,215)	26,556	(48,178)	67,918
Preferred dividends (Contractual dividends of $1,216 and $3,552 for the three months and nine months ended September 30, 2003, respectively)	—	—	884	—
Amortization of redeemable preferred stock issuance costs and other	—	—	171	—
Preferred stock reorganization items, net	—	—	2,668	—
Income (loss) available to common stockholders	(50,215)	26,556	(51,901)	67,918
Other comprehensive income	—	—	—	—
Comprehensive income (loss)	$(50,215)	$26,556	$(51,901)	$67,918

Weighted average number of common shares outstanding — basic (5)	35,319	35,371	35,300	35,365
Weighted average number of common shares outstanding — diluted (5)	35,319	36,594	35,300	36,235

Income (loss) per common share available to common stockholders — basic:
Income (loss) from continuing operations	$(0.84)	$0.77	$(1.02)	$1.94
Income (loss) from discontinued operations.	$(0.58)	$(0.02)	$(0.45)	$(0.02)
Net income (loss).	$(1.42)	$0.75	$(1.47)	$1.92

Income (loss) per common share available to common stockholders — diluted:
Income (loss) from continuing operations.	$(0.84)	$0.74	$(1.02)	$1.89
Income (loss) from discontinued operations.	$(0.58)	$(0.01)	$(0.45)	$(0.02)
Net income (loss).	$(1.42)	$0.73	$(1.47)	$1.87

(1)   For a more detailed discussion of Magellan’s results for the three months and nine months ended September 30, 2004, refer to the Company’s Quarterly Report on Form 10-Q, which will be filed with the SEC on October 29, 2004, and the live broadcast or taped replay of the Company’s earnings conference call on October 29, 2004, which will be available at www.MagellanHealth.com.

(2)   Net of income tax provision (benefit) of $285 and $(235) for the three months ended September 30, 2003 and 2004, respectively, and $(148) and $(213) for the nine months ended September 30, 2003 and 2004, respectively.

(3)   Net of income tax benefit of $(270) and $(19) for the three months ended September 30, 2003 and 2004, respectively, and $(322) and $(41) for the nine months ended September 30, 2003 and 2004, respectively.

(4)   Net of income tax benefit of $(26) for the three and nine months ended September 30, 2003.

(5)   Weighted average number of common shares outstanding for the three months and nine months ended September 30, 2003 was calculated using the then outstanding shares of the Predecessor Company’s pre-petition common stock. Weighted average number of common shares outstanding for the three months and nine months ended September 30, 2004 was calculated using outstanding shares of the Reorganized Company’s Ordinary Common Stock and Multi-Vote Common Stock.

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Predecessor Company	Reorganized Company
	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2004
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income (loss)	$(48,178)	$67,918

Adjustments to reconcile net income (loss) to net cash from operating activities:
(Gain) loss on sale of assets	(4,460)	141
Depreciation and amortization	36,265	31,478
Goodwill impairment charges	28,780	—
Equity in earnings of unconsolidated subsidiaries	(3,161)	(5,561)
Non-cash reorganization expense	12,464	—
Non-cash interest expense	3,668	1,197
Non-cash stock compensation expense	—	13,021
Cash flows from changes in assets and liabilities:
Accounts receivable, net	14,233	(8,977)
Restricted cash, investments and deposits	7,503	(17,121)
Net cash flows related to unconsolidated subsidiaries	(16)	2,822
Income taxes payable and deferred income taxes	1,503	—
Other assets	(12,795)	19,803
Accounts payable and accrued liabilities	110,972	(41,576)
Medical claims payable	(7,618)	23,750
Other liabilities	(1,063)	(51)
Minority interest, net of dividends paid	231	749
Other	2,151	718
Total adjustments	188,657	20,393
Net cash from operating activities	140,479	88,311

Cash flows from investing activities:
Capital expenditures	(15,228)	(12,445)
Acquisitions and investments in businesses	(3,731)	—
Proceeds from sale of assets, net of transaction costs	2,588	2,302
Net cash from investing activities	(16,371)	(10,143)

Cash flows from financing activities:
Proceeds from issuance of new equity, net of issuance costs	—	147,871
Proceeds from issuance of debt, net of issuance costs	49	92,806
Payments on long-term debt	—	(203,632)
Payments on capital lease obligations	(2,556)	(8,271)
Proceeds from stock issued under employee stock purchase plan.	25	—
Net cash from financing activities	(2,482)	28,774
Net increase in cash and cash equivalents	121,626	106,942
Cash and cash equivalents at beginning of period	62,488	206,948
Cash and cash equivalents at end of period	$184,114	$313,890